CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights,” in the Prospectus, and “Independent Registered Public Accounting Firm,” and “Financial Statements” in the Statement of Additional Information and to the use of our report dated August 28, 2009 on the June 30, 2009 financial statements of COUNTRY Mutual Funds Trust (the “Trust”), comprised of COUNTRY Growth Fund and COUNTRY Bond Fund, in the Registration Statement (Form N-1A) of the Trust and its incorporation by reference in the related Statement of Additional Information filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 25 to the Registration Statement under the Securities Act of 1933 (File No. 333-68270).

/s/ ERNST & YOUNG LLP

Milwaukee, Wisconsin
October 27, 2009